Exhibit 10.1

December 15, 2015

ZAIS Group LLC

2 Bridge Ave Suite 322

Red Bank, NJ 07701

Mr. Gregory Barrett

Dear Mr. Barrett,

Please let this letter serve as confirmation of your offer of employment by ZAIS Group LLC (“ZAIS”), as Managing Director – Head of the Client Relations and Business Development, reporting to ZAIS’ President. You will commence full time employment at ZAIS’ Red Bank, New Jersey headquarters on December 28, 2015 or a subsequent date, not later than February 1, 2016, if required in order to allow you to comply with your contractual employment obligations to Neuberger Berman. If, due to your contractual employment obligations to Neuberger Berman, you are unable to, and do not, commence full time employment by February 1, 2016, this offer of employment will be automatically and without notice withdrawn and be null and void. You will become a member of the ZAIS Management Advisory Committee and an Observer of the ZAIS Investment Committee.

Employment with ZAIS is on an at-will basis. That means that either you or ZAIS may end the employment relationship at any time, for any reason or no reason, with or without notice. Your position is a full time exempt position.

Your annual base salary will be $300,000, prorated for the calendar year in which you commence your employment by ZAIS, payable in semimonthly installments of $12,500, and subject to all federal, state, and local withholdings, and deductions for your participation in ZAIS’ employee benefit plans.

In addition to your base salary, you will receive $400,000 (“Sign on Bonus”) to be paid in cash within five business days from the date you commence employment by ZAIS.

In addition to your base salary, and the Sign on Bonus, for 2016, you will receive guaranteed year end incentive compensation in the amount of $1,100,000 (“2016 Guaranteed Incentive Compensation”) to be paid in cash by ZAIS in the first quarter of 2017 on such date that is consistent with the timing of the payment of ZAIS’ 2016 discretionary incentive compensation awards, but no later than March 15, 2017 (“2016 Payment Date”). Payment of 2016 Guaranteed Incentive Compensation is contingent upon your not being terminated for Cause (as defined in the ZAIS Group LLC Employee Handbook, as of the date of this letter) or not voluntarily resigning prior to 2016 Payment Date. In the event of 1) your voluntary termination of your employment by ZAIS prior to 2016 Payment Date or 2) involuntary termination by ZAIS for Cause (as defined in the ZAIS Group LLC Employee Handbook, as of the date of this letter) prior to 2016 Payment Date, 2016 Guaranteed Incentive Compensation will be forfeited in its entirety.

In addition, for 2017, you will receive guaranteed year end incentive compensation in the amount of $1,000,000 (“2017 Guaranteed Incentive Compensation”) to be paid in cash by ZAIS in the first quarter of 2018 on such date that is consistent with the timing of the payment of ZAIS’ 2017 discretionary incentive compensation awards, but no later than March 15, 2018 (“2017 Payment Date”). Payment of 2017 Guaranteed Incentive Compensation is contingent upon your not being terminated for Cause (as defined in the ZAIS Group LLC Employee Handbook, as of the date of this letter) or not voluntarily resigning prior to 2017 Payment Date. In the event of 1) your voluntary termination of your employment by ZAIS prior to 2017 Payment Date or 2) involuntary termination by ZAIS for Cause (as defined in the ZAIS Group LLC Employee Handbook, as of the date of this letter) prior to 2017 Payment Date, 2017 Guaranteed Incentive Compensation will be forfeited in its entirety. For the avoidance of doubt, for any termination of your employment, other than 1) involuntary termination by ZAIS for Cause (as defined in the ZAIS Group LLC Employee Handbook, as of the date of this letter) or 2) your voluntary termination of your employment, (i) prior to the payment of the 2016 Guaranteed Incentive Compensation, you shall be paid the 2016 Guaranteed Incentive Compensation on the 2016 Payment Date and the 2017 Guaranteed Incentive Compensation on the 2017 Payment Date; or (ii) prior to the payment of the 2017 Guaranteed Incentive Compensation, you shall be paid the 2017 Guaranteed Incentive Compensation on the 2017 Payment Date. Each payment hereunder that qualifies as “deferred compensation” under Section 409A of the U.S. Internal Revenue Service and its implementing regulations and notices (“Section 409A”) shall be deemed to be a “separate payment” for purposes of Section 409A.

In addition to your base salary, the Sign on Bonus, and the 2016 Guaranteed Incentive Compensation and the 2017 Guaranteed Incentive Compensation, you will receive an equity award within five business days of your start date in the form of 100,000 Class B-0 Units of ZAIS Group Parent, LLC (“the B-0 Award”), with a vesting date of March 17, 2017. Information concerning your rights, obligations and restrictions in accepting the B-0 Award is contained in the Restricted Unit Award Agreement, the Registration Rights Agreement, the Tax Receivables Agreement, the Exchange Agreement, the Joinder Agreement, and the Second Amended and Restated LLC Agreement of ZAIS Group Parent, LLC, all of which will be provided under separate cover.

The payment, the amount, the timing, and character of additional compensation for 2015, 2016, and 2017, if any, beyond the base salary, the Sign on Bonus, the 2016 Guaranteed Incentive Compensation, the 2017 Guaranteed Incentive Compensation, and the B-0 Award is at the sole discretion of ZAIS, and will be determined by, among other factors, both ZAIS’ financial results and your individual performance. No such additional compensation has been promised to you with respect to 2015, 2016, and 2017 and you are not relying on the prospect of additional compensation in accepting this offer of employment.

As a further condition to your employment at ZAIS, you will be required to execute a non-competition agreement with ZAIS containing customary confidentiality, non-competition, and non-solicitation provisions. This agreement will be provided separately from this offer of employment.

Upon joining ZAIS, you may not engage in any selling activity until you have consulted with the ZAIS Legal and Compliance Department about whether you must register with the NFA, and, presuming registration is required, your registration is determined to be effective.

SEC Rule 206(4)-5 “Political Contributions by Certain Investment Advisers” may place certain restrictions on ZAIS as a result of your past and future political contributions. Therefore, as an additional condition of your employment, you will be required to provide a list of all political contributions made by you and members of your household during the past 24 months by completing Attachment I of this letter - “Political Contributions – Employment Candidate Disclosure”. Any misrepresentation of, or omission of any contributions from this information request, will be cause for your dismissal from employment.

We understand, and you confirm, that you (i) are a citizen of the United States or are legally eligible to work here, (ii) are not registered as an investment advisor under the Investment Advisors Act of 1940, (iii) do not maintain any other federal or state securities registrations or licenses (other than your Series 7, Series 63, and Series 65 licenses, which will not be registered with a broker-dealer once you become a ZAIS employee), (iv) are not subject to any order issued by the Securities and Exchange Commission or any other securities regulator, (v) have never been convicted of, or plead guilty to a crime, (vi) are not a defendant in any litigation, (vii) have never been accused in any litigation or regulatory action of any violations of federal, state or foreign securities laws or breach of fiduciary duty, (viii) are not aware of any investigation or examination commenced or contemplated to be commenced against you by any governmental agency, regulatory authority or securities or commodities exchange in the United States or elsewhere, and (ix) are not subject to any employment agreement or contract that would be violated by your employment with ZAIS or any post-employment contractual or other restriction which would limit your ability to compete with your former employer or solicit any actual or potential investor client of ZAIS.

This offer of employment, and your continued employment, are contingent upon the accuracy of the foregoing as well as the results of both a background check (for which we will request your authorization), and reference checks (for which you will provide us at least three names). The results of the background check are generally made available 3 to 4 weeks after such authorization is provided. If the background check or reference checks reveal any information that ZAIS may deem to represent a risk to ZAIS, we reserve the right to rescind this offer.

You will be entitled to four weeks of paid time off per year (this is all inclusive of vacation, sick days, personal days, etc.), pro-rated for the first calendar year based on your date of hire. The benefits at ZAIS include:

Medical and dental insurance with employee co- pay; Vision plan

401K (after three months continuous employment)

$50,000 life insurance and basic LTD disability coverage

If the above terms are agreeable to you, please sign below, and return this letter to Ann O’Dowd.

If not countersigned and returned to ZAIS by you, this offer of employment automatically and without notice expires and becomes null and void at 5:00 PM New York City time December 21, 2015

Regards,

/s/ Michael Szymanski
Michael Szymanski	/s/ Gregory Barrett
ZAIS Group LLC	Gregory Barrett

CC: Christian Zugel, Ann O’Dowd

ATTACHMENT I

POLITICAL CONTRIBUTIONS – EMPLOYMENT CANDIDATE DISCLOSURE

SEC Rule 206(4)-5 concerning “Political Contributions by Certain Investment Advisers” may place certain restrictions on ZAIS as a result of your past and future political contributions to candidates, successful candidates or holders of state or local public office in the U.S., or to candidates for federal office if they currently hold a state or local political office in the U.S. (collectively, “Political Contributions”).

As a condition of your employment, please either acknowledge your understanding of this requirement and state you have made no such contributions, or provide a list of all such political contributions you and members of your household made during the past 24 months. Any misrepresentation or omission about your contributions may be cause for your dismissal from employment.

A.	X	I have made no Political Contributions, nor have any members of my household, during the past 24 months.
B.		I (or members of my household) have made one or more Political Contributions during the past 24 months.

/s/ Gregory Barrett	(Name/Signature)

If you checked B., above, please provide the following information for each political contribution that has been made. Attach additional pages, as needed.

Public Office:

Jurisdiction:

Recipient:

Value:

Date of Contribution:

Attach additional pages if necessary